Exhibit 99.3

October 1, 2009

Board of Directors

Transactions Committee of the Board of Directors

PepsiAmericas Inc.

4000 RBC Plaza

60 South Sixth Street

Minneapolis, MN 55402

Re:	Initially Filed Registration Statement on Form S-4 of
PepsiCo, Inc., filed on October 1, 2009

Ladies and Gentlemen:

Reference is made to our opinion letter, dated August 3, 2009 (the “Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than PepsiCo, Inc. (“Parent”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of PepsiAmericas, Inc. (the “Company”) of the 0.5022 shares of common stock, par value 1 2/3 cents per share, of Parent and $28.50 in cash to be paid to such holders, taken in the aggregate, pursuant to the Agreement and Plan of Merger, dated as of August 3, 2009, among Parent, Pepsi-Cola Metropolitan Bottling Company, Inc., a wholly-owned subsidiary of Parent, and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company and the Transactions Committee of the Board of Directors of the Company in connection with their consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our Opinion Letter in the Proxy Statement/Prospectus which forms a part of the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary – PAS’ Reasons for the Merger,” “Summary – Opinion of PAS’ Financial Advisor,” “Special Factors – Background of the Merger,” “Special Factors – Recommendations of PAS’ Transactions Committee and Board of Directors as to the Fairness of the Merger,” “Special Factors – Position of PepsiCo and Metro Regarding Fairness of the Merger,” and “Special Factors – Opinion of PAS’ Financial Advisor” and to the inclusion of the Opinion Letter in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)